Shaded Area - Internal University Use Only PTM Agreement No.: PTM Docket No.(s):Z05113

UNIVERSITY OF MINNESOTA

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS AGREEMENT is dated and effective as of the date of last signature (the "Effective Date"), and is made by and between Regents of the University of Minnesota, a constitutional corporation under the laws of the state of Minnesota (the "University"), and
Imagenetix, a  corporation, under the laws of the state of Nevada (the "Company").

Purpose

The University owns the right to license to others certain rights to the Licensed Patent(s), as that term is defined and used in this Agreement. The Company desires that the University grant it a license to use, develop, and commercialize the inventions claimed in the Licensed Patents. The University is willing to grant such a license on the terms set forth below.

NOW, THEREFORE, the parties agree that:

1. Definitions. For purposes of interpreting this Agreement, the following terms shall have the meanings ascribed to them below in this article:

1.1. "Event of Force Majeure" means an unforeseeable act that wholly prevents a party from performing one or more of its material duties under this Agreement and that was outside of the reasonable control of the party. An Event of Force Majeure includes acts of war or of God, insurrection and riot, and labor strikes. An Event of Force Majeure shall not mean a party's inability to obtain a third party's consent to any act or omission.

1.2. "Field of Use" means the field(s) of use described in section 3(a) of attached Exhibit A.

1.3. "Net Sales Price" means the gross amount invoiced for sales, leases, and other dispositions of Licensed Products less (i) all trade, quantity, and cash discounts actually allowed, (ii) all credits and allowances actually granted due to rejections, returns, billing errors, and retroactive price reductions, (iii) duties, and (iv) excise, sale and use taxes, and equivalent taxes. In the event the Company or a sublicensee, as the case may be, sells, leases, or disposes of a Licensed Product (i) to a third party that owns fifty percent (50%) or more of the voting capital stock, or like equity security, of the Company or the sublicensee, as the case may be, or (ii) to a third party in which the Company or a sublicensee, as the case may be, owns fifty percent (50%) or more of the voting capital stock, or like equity security (such third party is hereinafter referred to as an “Affiliate”), the “Net Sales Price” for that transaction for purposes of this Agreement shall be equal to the price the Company or the sublicensee, as the case may be, charges non-Affiliate third parties for the Licensed Product or if the Company or the sublicensee does not offer to sell the Licensed Product to the public, the price charged by the Company or the sublicensee for a product of similar kind, quality, and quantity.

1.4. "Licensed Patent" means the patent(s) described in section 2(a) of attached Exhibit A along with any valid and subsisting patent issued during the term of this Agreement by the United States Patent and Trademark Office or any like foreign body with respect to a Patent Application. The term "Licensed Patent" also means any reissues or reexaminations of a Licensed Patent.

1.5. "Licensed Product" means any product or good in the Field of Use that is made by, made for, sold, transferred, or otherwise disposed of by the Company or its sublicensees during the term of this Agreement and the Post-termination Period and that, but for the granting of the rights set forth in this Agreement, would infringe (including under the doctrine of equivalents) one or more claims in a Licensed Patent or Patent Application, or any product or good that is made using a process or machine that is covered by a claim in a Licensed Patent or Patent Application. The term "Licensed Product" also means any service provided by or for the Company or its sublicensees that incorporates all or any portion of a product that would be a Licensed Product. Unless the parties otherwise agree in writing, the term Licensed Product refers only to products and goods manufactured, made, sold, transferred, or otherwise disposed of during the term of this Agreement.

1.6. “Licensed Technology” means collectively the inventions claimed in each Licensed Patent and each Patent Application.

1.7. "Patent Application" means the patent application(s) described in section 2(b) of attached Exhibit A. The term "Patent Application" also means any continuations, continuations-in-part, and divisions of a Patent Application.

1.8. "Payment" means a payment to be made by the Company to the University specified in section 6.1 of this Agreement and described in section 6 of attached Exhibit A.

1.9. "Performance Milestone" means an act or event specified in section 5.1 of this Agreement and described in section 7 of attached Exhibit A.

1.10. "Post-termination Period" means the one hundred eighty (180)-day period commencing on the date of termination or expiration of this Agreement.

1.11. "Territory" means the geographical area described in section 3(b) of attached Exhibit A.

2. Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier as provided below in article 8, this Agreement shall expire on the date on which both no Licensed Patent is valid and subsisting in any country in the Territory and no Patent Application is pending in any such country.

3. Grant of License.

3.1. The Company's Rights.

3.1.1. Subject to the terms and conditions of this Agreement, the University hereby grants to the Company, and the Company hereby accepts, an exclusive license to make (including to have made on its behalf), use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products in the Territory. The parties acknowledge and agree that the license granted in this Agreement shall be limited to the inventions in the Field of Use that are expressly claimed in each Licensed Patent and expressly claimed and allowed in each Patent Application. No provision of this Agreement shall be construed to grant the Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Agreement to the Licensed Technology, a Licensed Patent or Patent Application, or to any other University-owned technology, patent applications, or patents.

3.1.2. Unless the parties otherwise agree as set forth in section 4 of attached Exhibit A, the Company shall have the right, exercisable from time to time during the term of this Agreement, to sublicense its rights under this Agreement. The Company shall deliver to the University a true, correct, and complete copy of the sublicense agreement or such other agreement under which the Company purports or intends to grant such sublicense rights at least ten (10) days prior to the execution of such agreement. The Company shall not enter into such agreement if the terms of the agreement are inconsistent in any respect with the terms of this Agreement, including without limitation, sections 5.2, 5.4, 6.3, 8.3, 9.5, 10.4, and 11.3 and subsection 6.4.2. The Company shall cause a clause to be included in each sublicense that unconditionally permits the Company to terminate the sublicense, without penalty or expense and without cause, upon no more than sixty (60) days’ notice to the sublicensee. The Company shall cause a clause to be included in each sublicense that unconditionally permits the Company, without obtaining the sublicensee’s approval and without penalty or expense, to assign all its future rights and obligations under the sublicense to the University. Any sublicense attempted to be made or made in violation of this subsection shall be void and shall constitute an event of default under subsection 8.1.1 of this Agreement.

3.1.3. The Company, without the prior approval of the University, may assign all, but no less than all, its rights and delegate all its duties under this Agreement to another if (i) the Company delivers to the University written notice of the proposed assignment (along with pertinent information about the terms of the assignment and assignee) at least ninety (90) days prior to the effective date of the event described below in part ii of this paragraph, and (ii) the assignment is made as a part of and in connection with (A) the sale by the Company of all or substantially all of its assets to a single purchaser, (B) the sale, transfer, or exchange by the shareholders, partners, or equity owners of the Company of a majority interest in the Company to a single purchaser, or (C) the merger of the Company into another corporation or other business entity. Any assignment attempted to be made or made in violation of this subsection shall be void and shall, without further act, cause the immediate termination of this Agreement.

3.2. The United States Government's Rights. The University acknowledges in section 1 of attached Exhibit A whether, to its knowledge, the Licensed Technology was funded, in whole or in part, by the federal government of the United States of America. The parties acknowledge and agree that the federal government of the United States of America has certain rights in and to any government-funded Licensed Technology as those rights are described in Chapter 18, Title 35 of the United States Code and accompanying regulations, including Part 401, Chapter 37 of the Code of Federal Regulations, and that the parties’ rights and obligations under this Agreement to any government-funded Licensed Technology, including the grant of license set forth above in subsection 3.1.1, are subject to the applicable terms of the aforementioned United States laws.

3.3. The University's Rights. The University retains an irrevocable, nonexclusive right to use the Licensed Technology solely for non-commercial educational, research, and medical purposes and the University shall have the right to sublicense its rights under this section to one or more non-profit academic or other research institutions.

4. Applications and Patents.

4.1. The Company shall pay, or reimburse the University for paying, all reasonable and necessary costs (including attorneys’ and application fees) incurred prior to, on, or after the Effective Date to apply for, prosecute, and maintain each Licensed Patent and Patent Application unless otherwise provided in attached Exhibit A. Within thirty (30) days of its receipt of the University's invoice for reimbursable expenses, the Company shall deliver to the University payment in the amount of such invoice. Such invoice shall specify the date on which the expense was incurred and the purpose of the expense (including, as applicable, a summary of patent attorney services giving rise to the expense); provided, however, the University shall have no obligation to disclose to the Company any information that is protected by the University's attorney-client privilege.

4.2. Pre-Agreement Patent Filings and Future Cost Reimbursement. The Company acknowledges that it has reviewed each Licensed Patent and each Patent Application and that it has no basis to challenge or dispute the inventorship, validity, or enforceability of any of the claims made in a Licensed Patent or a Patent Application. The Company further represents that, as of the Effective Date, it has not and does not manufacture, have manufactured, offer to sell, sell, offer to lease, lease, or import (a) any product or good that infringes (including under the doctrine of equivalents) a claim in any Licensed Patent or Patent Application, or (b) any product or good that is made using a process or machine that infringes (including under the doctrine of equivalents) a claim in a Licensed Patent or Patent Application.

4.3. Patent Application Filings during the Term of this Agreement.

4.3.1. The University, in consultation with the Company, shall determine in which countries the University will file, or cause to be filed, a patent application with respect to the Licensed Technology.

4.3.2. In the event the University and the Company mutually agree that the University should file a patent application with respect to the Licensed Technology in a particular country, the University shall retain counsel of its choice to file and prosecute such patent application; the University shall take all commercially reasonable steps to cause a patent application to be filed and a patent to be issued in that country; the University shall inform the Company promptly of the status of the prosecution of the patent application, including delivering to the Company pertinent notices, written and oral communications with governmental officials, and documents, and shall consult with the Company on the prosecution of the patent application; and the Company promptly shall reimburse the University for all the University's out-of-pocket costs, including application and attorneys' fees, to file and prosecute such patent application and, if a patent is issued during the term of this Agreement, to maintain it.

4.3.3. In the event the University and the Company do not reach an agreement as to whether a patent application with respect to the Licensed Technology should be filed in a particular country, the University may, but shall have no duty or obligation hereunder to, file and prosecute such patent application.

4.3.4. No provision of this Agreement limits, conditions, or otherwise affects the University's right to prosecute a patent application with respect to the Licensed Technology in any country. The University retains the sole and exclusive right to file or otherwise prosecute a patent application with respect to the Licensed Technology. In no event shall the Company file a patent application with respect to the Licensed Technology. The Company shall cooperate with the University in the filing and prosecution of all patent applications with respect to the Licensed Technology.

4.4. Maintenance of Licensed Patents. The University shall take all commercially reasonable steps to cause each Licensed Patent to remain or be valid and subsisting.

4.5. Ownership of the Licensed Patents and Patent Applications. No provision of this Agreement grants the Company any rights, titles, or interests (except for the grant of license in subsection 3.1.1 of this Agreement) in the Licensed Patents or Patent Applications, notwithstanding the Company's payment of all or any portion of the patent prosecution, maintenance, and related costs.

5. Commercialization.

5.1. Commercialization and Performance Milestones. The Company shall use its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the Licensed Technology and to manufacture and offer to sell and sell Licensed Products as soon as practicable and to maximize sales thereof. Unless excused by the occurrence of an Event of Force Majeure during the term of this Agreement, the Company shall perform, or shall cause to happen or be performed, as the case may be, all the performance milestones described in section 7 of attached Exhibit A. Upon the attainment of all such milestones, the University and the Company shall enter into good faith negotiations with a view towards agreeing upon a new set of performance milestones.

5.2. Covenants Regarding the Manufacture of Licensed Products. The Company hereby covenants and agrees that (i) the manufacture, use, sale, or transfer of Licensed Products shall comply with all applicable federal and state laws, including all federal export laws and regulations; and (ii) no Licensed Product shall be defective in design or manufacture. The Company hereby further covenants and agrees that, pursuant to 35 United States Code Section 205, it shall, and it shall cause each sublicensee, to substantially manufacture in the United States of America all products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America.

5.3. Commercialization Reports. Throughout the term of this Agreement and during the Post-termination Period, and within thirty (30) days of the date specified in the schedule set forth in section 5 of attached Exhibit A, the Company shall deliver to the University written reports of the Company's and the sublicensees’ efforts and plans to commercialize the Licensed Technology and to manufacture, offer to sell, or sell Licensed Products.

5.4. Use of the University's Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of this Agreement grants the Company or sublicensee any right or license to use the name or trademarks of the University or the names, or identities of any member of the faculty, staff, or student body of the University. The Company shall not use and shall not permit a sublicensee to use any such trademarks, names, or identities without the University's and, as the case may be, such member’s prior written approval.

6. Payments, Reimbursements, Reports, and Records.

6.1. Payments. The Company shall deliver to the University the payment or payments specified in section 6 of attached Schedule A. The Company shall make such payments by check, wire transfer, or any other mutually agreed-upon and generally accepted method of payment. All checks to the University shall be made payable to "Regents of the University of Minnesota" and shall be mailed to the address specified in article 21 of this Agreement. Upon request, the University shall deliver to the Company written wire transfer instructions.

6.2. Reimbursement of Patent Prosecution Expenses. Within thirty (30) days of its receipt of the University's invoice for reimbursable expenses as specified in section 4.1 of this Agreement, the Company shall deliver to the University payment in the amount of such invoice. Such invoice shall specify the date on which the expense was incurred and the purpose of the expense (including, as applicable, a summary of patent attorney services giving rise to the expense); provided, however, the University shall have no obligation to disclose to the Company any information that is protected by the University's attorney-client privilege.

6.3. Sales Reports. Within sixty (60) days after the last day of a calendar quarter during the term of this Agreement and the Post-termination Period, the Company shall deliver to the University a written sales report (a copy of the form of which is attached as Exhibit B) recounting the number and Net Sales Price amount (expressed in U. S. dollars) of all sales, leases, or other dispositions of Licensed Products, whether made by the Company or a sublicensee, during such calendar quarter. The Company shall deliver such written report to the University even if the Company is not required hereunder to pay to the University a payment for sales, leases, or other dispositions of Licensed Products during the calendar quarter.

6.4. Records Retention and Audit Rights.

6.4.1. Throughout the term of this Agreement and the Post-termination Period and for five (5) years thereafter, the Company, at its expense, shall keep and maintain and shall cause each sublicensee and each non-affiliated third party that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of the Company to keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products during the term of this Agreement and the Post-termination Period and all other records related to this Agreement.

6.4.2. The University, at its expense except as set forth below in this subsection, shall have the right to inspect and audit the Company's records referred to in subsection 6.4.1 hereof at the Company's address as set forth in article 21 of this Agreement or such other locations as the parties shall mutually agree during the Company's normal business hours. The University shall have the right to determine the Company’s compliance with the terms of this Agreement. The Company shall reimburse the University for all its out-of-pocket expenses to inspect and audit such records if the University, in accordance with the results of such inspection and audit, determines that the Company has underpaid amounts owed to the University by at least three percent (3%) or twenty-five thousand and no/100 dollars ($25,000.00), whichever is smaller, in a reporting period. The Company shall cause each sublicensee and each non-affiliated third party that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of the Company to grant the University a right to inspect and audit the sublicensee’s or third party’s records substantially similar to the rights granted the University in this subsection. In connection with, and prior to the commencement of, an audit, if the Company so requests in writing to the University, the Company, the University and the auditor shall enter into an agreement prohibiting the auditor and the University from disclosing the Company’s nonpublic, proprietary information to any third party without the Company’s prior written consent; provided, however, that consistent with generally accepted auditing standards and the auditor’s professional judgment, the auditor may disclose such information to the University and its agents, counsel, or consultants. The Company acknowledges that such an agreement is adequate to protect its legitimate interests, and the parties agree that there shall be no additional nondisclosure agreement demanded as a condition to the commencement of an audit and the University’s exercising its rights under this subsection.

6.5. Currency and Checks. All computations and payments made under this Agreement shall be in United States dollars. The exchange rate for the currency into dollars as reported in the Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction was entered into shall be used for determining the dollar value of transactions conducted in non-United States dollar currencies.

7. Infringement.

7.1. Third-Party Infringement of a Licensed Patent.

7.1.1. Notice of Third Party's Infringement. In the event a party learns of substantial, credible evidence that a third party is making, using, or selling a product in a Field of Use in the Territory that infringes a Licensed Patent, such party promptly thereafter shall deliver written notice of the possible infringement to the other party, describing in detail the information suggesting infringement of the Licensed Patent.

7.1.2. Legal Action to Enforce a Licensed Patent. Upon the delivery of the notice described in subsection 7.1.1 of this Agreement, the Company and the University shall mutually agree upon the steps and acts they shall take to investigate the matter, to cause the third party to cease infringing a Licensed Patent, and to seek compensation for the acts of infringement and reimbursement for related costs and expenses. Either party shall have the right to commence an action to enforce a Licensed Patent. The University shall not have an obligation under this Agreement to commence or maintain such an action. Prior to commencing such an action, the parties shall enter into good faith negotiations on the desirability of bringing suit, the parties to the action, the selection of counsel, and such other matters as the parties shall agree to discuss. No provision of this Agreement shall limit, condition, or otherwise affect a party’s statutory and common-law rights to commence an action to enforce a Licensed Patent.

7.2. The Company's Alleged Infringement of a Third Party's Rights.

7.2.1. Notice and Investigation of Alleged Infringement. In the event the Company learns of substantial, credible evidence that its or a sublicensee’s manufacture, sale, lease, or other disposition of a Licensed Product potentially or likely infringes the patent rights of a third party, the Company promptly thereafter shall deliver written notice of the possible infringement to the University, describing in detail the information suggesting such infringement. The Company, in consultation with the University, shall engage counsel to investigate the matter and to defend any action commenced by the third party. The Company shall pay the costs of such engagement.

7.2.2. Settlement and Defense. Regardless whether the University or the Company or both are named as parties in an action alleging the Company's infringement of a valid and subsisting patent or other intellectual property right, the University and the Company shall cooperate in the defense of the action. The University and the Company shall mutually agree upon the terms of any settlement of the third party's claims arising out of the manufacture, sale, lease, or other disposition of Licensed Products. In no event shall the Company admit, allege or otherwise state in connection with the defense of a suit described in this subsection orally or in any answer, request for admissions, interrogatories, deposition, affidavit, court testimony, court document (including motion papers and briefs), or any other document of whatever type that a Licensed Patent is invalid or that a claim in a Licensed Patent is invalid, unless the University has given its prior written consent.

7.2.3. Modification of the Terms of this Agreement. In the event the Company's manufacture, sale, lease, or other disposition of Licensed Products is proven by substantial credible evidence to infringe the patent rights of a third party, the University and the Company shall enter into good faith negotiations to modify the payment terms set forth in section 6.1 of this Agreement. As part of such negotiations, the parties may agree to reduce by up to one-half the amount of any running royalty by the amount of any fee or royalty the Company shall be required to pay to license from a third party patent rights necessary and desirable to permit the Company or a sublicensee to manufacture, sell, lease, or otherwise dispose of Licensed Products.

8. Termination.

8.1. By the University.

8.1.1. If the Company breaches or fails to perform one or more of its duties under this Agreement, the University may deliver to the Company a written notice of default. The University may terminate this Agreement by delivering to the Company a written notice of termination if the default has not cured in full within sixty (60) days of the delivery to the Company of the notice of default.

8.1.2. The University may terminate this Agreement by delivering to the Company a written notice of termination at least ten (10) days prior to the date of termination if the Company (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that the Company fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed; or (iv) makes a general assignment for the benefit of creditors.

8.2. By the Company. The Company may terminate this Agreement at any time by delivering to the University a written notice of termination at least sixty (60) days prior to the effective date of termination.

8.3. Post-termination Period.

8.3.1. The Company shall not use, or permit others to use, the Licensed Technology or manufacture or have manufactured Licensed Products after the termination or expiration of this Agreement. After the termination of this Agreement under section 8.2 or the expiration of this Agreement, the Company may offer to sell and sell, offer to lease and lease, and otherwise offer to dispose of or dispose of Licensed Products in the Territory that were manufactured prior to the termination or the expiration of this Agreement. After termination of this Agreement under section 8.1, the Company shall not offer to sell or sell, offer to lease or lease, or otherwise offer to dispose of or dispose of a Licensed Product in the Territory.

8.3.2. Upon termination of this Agreement, for whatever reason, the Company shall grant the University an option to assume, under an assignment, all the Company’s future titles, rights, and obligations under the sublicenses granted under this Agreement. The option shall expire sixty (60) days after the date of grant. The University may exercise the option by delivering written notice of exercise to the Company during the exercise period. The University shall have no obligation to pay the Company any amount in consideration for granting or exercising of the option.

Upon termination of this Agreement, for whatever reason, the Company, if requested by the University in a written notice, shall terminate each sublicense granted under this Agreement; shall deliver to the University a true, correct, and complete list identifying each sublicensee and describing the terms of each sublicense, including the royalty rates and other financial terms, milestones, and other material terms; and shall cooperate in the University’s efforts to enter into licenses or other forms of agreement with the sublicensees. The Company shall be liable for any costs, expenses, or damages payable to the sublicensee arising out of the termination of a sublicense.

9. Release, Indemnification, and Insurance.

9.1. The Company's Release. For itself and its employees, the Company hereby releases the University and its regents, employees, and agents forever from any and all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys' and investigative expenses) relating to or arising out of (i) the manufacture, use, lease, sale, or other disposition of a Licensed Product; (ii) the assigning or sublicensing of the Company’s rights under this Agreement; or (iii) with the exception of the warranties set forth in sections 10.1 and 10.2 of this Agreement, the University's performance of its obligations hereunder.

9.2. The Company's Indemnification. Throughout the term of this Agreement and thereafter, the Company shall indemnify, defend, and hold the University and its regents, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys' and investigative expenses), relating to or arising out of the manufacture, use, lease, sale, or other disposition of a Licensed Product, including, without limitation, breach of contract and warranty and products-liability claims relating to a Licensed Product and claims brought by a sublicensee.

9.3. The University's Indemnification. Subject to the limitations on liability set forth in article 11 of this Agreement, throughout the term of this Agreement and thereafter, the University shall indemnify, defend, and hold the Company and its directors, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys' and investigative expenses) relating to or arising out of the University's breach of the express warranties set forth in sections 10.1 and 10.2 of this Agreement.

9.4. The Company's Insurance.

9.4.1. Throughout the term of this Agreement, or during such period as the parties shall agree in writing, the Company shall maintain, and shall cause each sublicensee to maintain, in full force and effect comprehensive general liability (CGL) insurance, with single claim limits acceptable to the University. Such insurance policy shall include coverage for claims that may be asserted by the University against the Company under section 9.2 of this Agreement and for claims by a third party against the Company or the University arising out of the purchase or use of a Licensed Product. Such insurance policy shall name the University as an additional insured if the University so requests in writing. Such insurance policy shall require the insurer to deliver written notice to the University at the address set forth in article 21 of this Agreement, at least thirty (30) days prior to the termination of the policy. Upon receipt of the University's written request, the Company shall deliver to the University a copy of the certificate of insurance for such policy.

9.4.2. The provisions of subsection 9.4.1 of this Agreement shall not apply if the University agrees in writing to accept the Company's or a sublicensee’s, as the case may be, self-insurance plan as adequate insurance.

9.5. Sublicensees - Release. The Company shall cause each sublicensee to grant the University a release from liabilities substantially similar to the release granted in favor of the University in section 9.1 of this Agreement.

10. Warranties.

10.1. Authority. Each party represents and warrants to the other party that it has full corporate power and authority to execute, deliver, and perform this Agreement, and that no other corporate proceedings by such party are necessary to authorize the party's execution or delivery of this Agreement.

10.2. Exclusive Rights. The University warrants that except for the rights of the federal government as described in section 3.2 of this Agreement, to the best of its knowledge, the University owns or has acquired the exclusive rights (including all patent and other intellectual property rights) in the Licensed Technology, Licensed Patent, and Patent Application.

10.3. Disclaimers.

10.3.1. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 10.1 AND 10.2 OF THIS AGREEMENT, THE UNIVERSITY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING THE LICENSED TECHNOLOGY, EACH LICENSED PATENT, EACH PATENT APPLICATION, AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.3.2. The University expressly disclaims any warranties concerning and makes no representations:

(i)	that the Patent Applications will be approved or that a patent will issue;

(ii)	concerning the validity or scope of any Licensed Patent; or

(iii)	that the manufacture, use, sale, lease or other disposition of a Licensed Product will not infringe a third party's patent or violate its intellectual property rights.

10.4. Sublicensees - Warranties. The Company shall cause each sublicensee to give the University warranties and disclaimers and exclusions of warranties substantially similar to the warranty and disclaimers and exclusions of warranties in favor of the University in section 10.1 and subsections 10.3.1 and 10.3.2 of this Agreement.

11. Damages.

11.1. Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL THE UNIVERSITY BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

11.2. Damage Cap. IN NO EVENT SHALL THE UNIVERSITY'S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO THE UNIVERSITY UNDER SECTION 6.1 OF THIS AGREEMENT. THIS LIMITATION SHALL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

11.3. Sublicensees - Damages. The Company shall cause each sublicensee to agree to limitations of remedies and damages substantially similar to the limitations of remedies and damages set forth in sections 11.1 and 11.2 of this Agreement.

12. Amendment and Waiver. This Agreement may be amended from time to time only by a written instrument signed by the parties. No term or provision of this Agreement shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

13. Assignment. Except as provided in subsections 3.1.2 and 3.1.3 of this Agreement, the Company shall not assign or sublicense its interest or delegate its duties under this Agreement, unless the University consents to the assignment, sublicense, or delegation. Any assignment, sublicense, or delegation attempted to be made in violation of this article shall be void. Absent the consent of all the parties to this Agreement, an assignment or delegation shall not release the assigning or delegating party from its obligations under this Agreement.

This Agreement shall inure to the benefit of the Company and the University and their respective permitted sublicensees and trustees.

14. Applicable Law. The internal laws of the state of Minnesota shall govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof.

15. Access to University Information.  The parties acknowledge that the University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes §13.01 et seq. (the “Act”), and that the Act requires, with certain exceptions, the University to permit the public to inspect and copy any information that the University shall have collected, created, received, maintained, or disseminated.

To the extent permitted by law, the University shall hold in confidence and disclose only to University employees who need to know the reports described in section 6.3 of this Agreement and the records inspected pursuant to section 6.4 of this Agreement. No provision of this Agreement shall further prohibit, limit, or condition the University's right to use and disclose any information in connection with enforcing this Agreement, in court or elsewhere.

16. Consent and Approvals. Except as otherwise expressly provided, all consents or approvals required under the terms of this Agreement shall be in writing and shall not be unreasonably withheld or delayed.

17. Construction. The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and shall not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used herein and where necessary, the singular shall include the plural and vice versa, and masculine, feminine, and neuter expressions shall be interchangeable.

18. Enforceability. If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid, or void, such determination shall not impair the enforceability of any of the remaining provisions hereof and such provisions shall remain in full force and effect.

19. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including all attachments, exhibits, and amendments hereto) is intended by the parties as the final and binding expression of their contract and agreement and as the complete and exclusive statement of the terms thereof. This Agreement cancels, supersedes, and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of this Agreement.

No provision of this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No sublicensee shall have a right to enforce or seek damages under this Agreement.

20. Language and Currency. Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that a party hereto elects or is required by the terms of this Agreement to deliver to the other party hereto shall be in English, and all notices, reports, and other documents and instruments detailing revenues and earned under this Agreement or expenses chargeable to a party hereto shall be United States dollar denominated.

21. Notices. All notices, requests, and other communications that a party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given pursuant to this article:

If to the University:
Patents and Technology Marketing
University of Minnesota
Attn: Assistant Vice President
450 McNamara Alumni Center
200 Oak Street S.E.
Minneapolis, MN 55455-2070
Facsimile No.: (612) 624-6554
E-mail: ptm@umn.edu

For notices sent pursuant to article 8, with a copy to:

University of Minnesota
Office of the General Counsel
Attn: Transactional Law Services Group
360 McNamara Alumni Center
200 Oak Street S.E.
Minneapolis, MN 55455-2006
Facsimile No.: (612) 626-9624
E-mail: contracts@mail.ogc.umn.edu

If to the Company:	Imagenetix, Inc. Attn: William P. Spencer 16935 West Bernardo Drive, Suite 101 San Diego, CA 92127 Facsimile No.: 858-674-8455 E-mail: bill@imagenetix.net

22. Publicity. The University reserves the right to disclose to the public the execution and delivery of this Agreement along with the Company's name and the name of the Development.

23. Relationship of Parties. In entering into, and performing their duties under, this Agreement, the parties are acting as independent contractors and independent employers. No provision of this Agreement shall create or be construed as creating a partnership, joint venture, or agency relationship between the parties. No party shall have the authority to act for or bind the other party in any respect.

24. Security Interest. In no event shall the Company grant, or permit any person to assert or perfect, a security interest in the Company's rights under this Agreement.

25. Survival. Immediately upon the termination or expiration of this Agreement, except for certain rights granted for the Post-termination Period described above in section 8.3, all the Company's rights under this Agreement shall terminate; provided, however, the Company's obligations that have accrued prior to the effective date of termination or expiration of this Agreement (e.g., the obligation to report and make payments on sales, leases, or dispositions of Licensed Products and to reimburse the University for costs) and the obligations specified in sections 6.1 and 6.2 of the Agreement shall survive. The obligations and rights set forth in sections 6.4 and 8.3 and articles 9, 10, and 11 of this Agreement shall survive the termination or expiration of this Agreement.

26. Collection Costs and Attorneys' Fees. If a party shall fail to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other party may recover from the non-performing breaching party all its costs (including actual attorneys' and investigative fees) to enforce the terms of this Agreement.

27. Forum Selection. A suit, claim, or other action to enforce the terms of this Agreement shall be brought exclusively in the state courts of Hennepin County, Minnesota. The Company hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over the Company or its assets and property.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized representatives.

Regents of the University of Minnesota	Imagenetix
By:________________________________ Anthony L. Strauss Acting Assistant Vice President Patents and Technology Marketing Date:______________________________	By:_____________________________ Name: William P. Spencer Title: President Date:____________________________

Shaded Area - Internal University Use Only PTM Agreement No.: PTM Docket No.(s):Z01153

Exhibit A
Exclusive Patent License Schedule

1. Federal Government Rights (section 3.2):

The University acknowledges that, to the best of its knowledge, the federal government of the United States of America has no rights in or to the Licensed Technology.

2. Patents and Patent Applications (sections 1.4 and 1.7):

(a)	Patents issued prior to the date of this Agreement: U.S. Patent 6,899,892, “Methods to Reduce Body Fat”, issued on May 31, 2005.

(b)	Patent Applications submitted prior to and pending as of the date of this Agreement: None.

3. Fields of Use and Territory (subsection 3.1.1):

(a)	Fields of Use: All Human Uses

(b)	Territory: US

4. Sublicense Rights (subsection 3.1.2):

The Company may sublicense its rights under this Agreement subject to sublicense payments described in provision 6 of this Amendment.

5.	Commercialization Reports (section 5.3):

Quarterly: Within thirty (30) days after each calendar quarter after the Effective Date of this Agreement, the Company shall deliver to the University the report described in section 5.3 of the Agreement. Such report shall include, when applicable, the protocol and results of pre-clinical and clinical studies.

6. Payments (section 6.1):

a. Up-front Payment. The Company shall pay to the University within fourteen (14) days of the Effective Date ten thousand and 00/100 dollars ($10,000) as an up-front payment. This up-front payment shall be non-refundable and not creditable against future royalty obligations.

b. Simple Running Royalty Payments. The Company shall pay to the University within sixty (60) calendar days after the last day of each calendar quarter during the term of this Agreement and the Post-termination Period an amount equal to seven and a half percent (7.5%) of the Net Sales Price of all sales, leases, or dispositions of Licensed Products made by the Company and its sublicensees during such quarter as a running royalty payment.

c. Minimum Annual Royalties: In the event the Simple Running Royalty Payments paid to the University under section 6.1 of the Agreement and section 6(a) of Exhibit A do not aggregate a minimum of twenty five thousand US dollars ($25,000) for each calendar year starting with calendar year 2006 and continuing throughout the term of this Agreement, Company, in order to retain the license granted herein, shall pay to the University, within 60 (sixty) calendar days of the end of each calendar year, the difference between the actual Simple Running Royalty Payment for such year and such minimum sum. The amount payable under section 6(d), sublicense payments, shall not count towards meeting the Minimum Annual Royalty payable under this section 6(c).

d. Sublicense Payments: In addition to payments called for under section 6 of this Exhibit A, the Company shall pay the University twenty-five percent (25%) of all forms of compensation received in connection with granting a third party sublicense rights under this Agreement, including upfront, periodic and milestone payments but excluding running royalty payments as provided in section 6(b) and stock and other forms of equity. The Company shall cause twenty-five percent (25%) of the total number of shares of stock or other forms of equity issued in connection with, and as compensation for, granting a third party sublicense rights under this Agreement to be issued to the University. This payment will be paid to the University within thirty (30) calendar days from the receipt of any such revenue from a Sublicensee. The payments made under this section 6(d) shall not be creditable against the Company’s other royalty obligations.

7. Performance Milestones (section 4.1):

By January 30, 2006, First Commercial Sale of a Product.

8. Other Terms:

Patent Cost Reimbursement.

Notwithstanding any term of this Agreement to the contrary, the Company shall have no obligation under this Agreement to pay, or reimburse the University for paying, any cost or expense incurred prior to the Effective Date to apply for, prosecute, or maintain each Licensed Patent or Patent Application.

Shaded Area - Internal University Use Only PTM Agreement No.:__________________ PTM Docket No.(s):___________________ ___________________________________

Exhibit B

Royalty Report Form

Date

** EXAMPLE ONLY ** FORM WILL BE SENT TO COMPANY EACH PERIOD FOR COMPLETION

Company Name & Address

License Number_______________

Reporting Period: __________________   Report Due Date:  __________________

This report must be submitted regardless of whether royalties are owed.
Please do not leave any column blank. State all information requested below.

U of M Docket #	Product Description	Royalty Rate	Quantity/ Net Sales	Royalty Due

Report Completed by: ___________________________________________		Total Royalties Due:______________________________

Telephone Number:____________________________________

If you have questions please contact:	Sharyl Stuber
612-625-4537
Lowin001@umn.edu

Please make check payable to: Regents of the University of Minnesota

B-1